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Exhibit 4.4

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

        THIS AMENDMENT NO. 3 (this "Amendment"), dated as of October 31, 2003, between SICOR Inc. (f.k.a. Gensia Inc.), a Delaware corporation (the "Company"), and Computershare Trust Company, Inc. ("Computershare"), to the Rights Agreement dated as of March 16, 1992, as amended by Amendment No. 1 dated as of November 12, 1996, between the Company and Harris Trust and Savings Bank ("Harris") (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), as Rights Agent, and as further amended by Amendment No. 2 dated as of July 23, 2001, among the Company, Harris and Computershare (the "Rights Agreement").

        A.    Whereas, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section;

        B.    Whereas, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Teva Pharmaceutical Industries Ltd., an Israeli corporation ("Teva") and Silicon Acquisition Sub, Inc., a Delaware corporation ("Merger Sub");

        C.    Whereas, pursuant to the Merger Agreement, merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with Delaware General Corporation Law (the "DGCL") as well as all other applicable Laws;

        D.    Whereas, in connection with the Merger Agreement, Rakepoll Finance N.V. a corporation organized under the laws of The Netherlands Antilles ("Rakepoll Finance") proposes to enter into a certain Stockholders Agreement with Teva and the parties listed on Schedule A attached thereto, pursuant to which Rakepoll Finance will grant Teva and Merger Sub a proxy and certain other rights (the "Stockholders Agreement");

        E.    Whereas, there is not as of the date hereof any Acquiring Person or Distribution Date (as such terms are defined in the Rights Agreement);

        F.     Whereas, the Company is obligated and the Company desires to amend the Rights Agreement such that, with respect to the execution of and the consummation of the transactions contemplated by the Merger Agreement and the Stockholders Agreement, neither Teva nor any of its Affiliates is or will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

        1.    Amendment of Section 1(a).    Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, none of Teva Pharmaceutical Industries Ltd., an Israeli corporation ("Teva") or Silicon Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), or any of their respective Affiliates or Associates shall be deemed to be an "Acquiring Person" by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of October 31, 2003 by and between Teva, Merger Sub and the Company, as amended from time to time (the "Merger Agreement"), (ii) the acquisition of shares of Common Stock pursuant to the Merger (as defined in the Merger Agreement), (iii) the consummation of any of the other transactions contemplated in the Merger Agreement, (iv) the approval, execution and delivery of the Stockholders Agreement dated as of October 31, 2003 by and between Teva, Rakepoll and the parties listed on Schedule A attached thereto, as amended from time to time, or (v) the public announcement of any of the foregoing (each such event, an "Exempt Event")."

        2.    Amendment of Section 1(i).    Section 1(i) of the Rights Agreement is amended to add the following sentence at the end thereof:

  "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as the result of an Exempt Event."

        3.    Amendment of Section 3(a).    Section 3(a) of the Right Agreement is amended to add the following sentence at the end thereof:

  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of an Exempt Event."

        4.    Amendment of Section 11(a).    Section 11(a) of the Rights Agreement is amended to add the following clause (iv):

  "(iv) Notwithstanding the foregoing or anything in the Rights Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event."

        5.    Amendment of Section 13.    Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

  "Notwithstanding anything in this Rights Agreement to the contrary, no Exempt Event shall be deemed to be an event of the type described in the first sentence of this Section 13, and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13."

        6.     The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (a)   "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the shares of Common Stock then outstanding or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing,

            (i)    in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than 15% of the Company's outstanding shares of Common Stock become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock beneficially owned by such Person (provided that any subsequent increase in the amount of Common Stock beneficially owned by such Person, together with all Affiliates and Associates of such Person, without the prior approval of the Company shall cause such Person to be an Acquiring Person);

            (ii)   the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan, (E) Rakepoll Finance N.V., a corporation organized under the laws of the Netherlands Antilles, or any Affiliate or Associate thereof as a result of the execution of the Stock Exchange Agreement, dated as of November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Stock Exchange Agreement"), the Shareholder's Agreement, dated November 12, 1996, between Rakepoll Finance N.V. and the Company (the "Shareholder's Agreement"), or as a result of the execution of the Stock Purchase Agreement, between Rakepoll Finance N.V., the Company and the other parties on the signature pages thereto (the "Stock Purchase Agreement") or as a result of the consummation of any of the transactions contemplated by the Stock Exchange Agreement, Shareholder's Agreement or Stock Purchase Agreement or (F) Teva Pharmaceutical Industries Ltd., an Israeli corporation ("Teva"), or Silicon Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), or any Affiliate or Associate thereof as a result of the execution of the Agreement and Plan of Merger, dated as of October 31, 2003 by and between Teva, Merger Sub and the Company, as amended from time to time (the "Merger Agreement"), a result of the execution of the Stockholders Agreement with Teva and the parties listed on Schedule A attached thereto or as or as a result of the consummation of any of the transactions contemplated by the Merger Agreement or Stockholders Agreement; and

            (iii)  no Person shall be deemed to be an Acquiring Person if (A) within five business days after such Person would otherwise have become an Acquiring Person (but for the operation of this clause (iii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two business days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding shares of Common Stock or (B) by reason of such Person's Beneficial Ownership of 15% or more of the outstanding shares of Common Stock on the date hereof if prior to the Record Date, such Person notifies the Board of Directors that such Person is no longer the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock."

        7.     The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

  "; provided, however, that in no event shall a Distribution Date be deemed to occur as a result of the execution of the Merger Agreement or Stockholders Agreement or as a result of the consummation of any of the transactions contemplated by the Merger Agreement or Stockholders Agreement."

        8.     No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the execution of the Merger Agreement or Stockholders Agreement or as a result of the consummation of any of the transactions contemplated by the Merger Agreement or Stockholders Agreement.

        9.     Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

        10.   All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

        11.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

        12.   This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		SICOR INC.
By:	/s/ MICHELLE MCKENNEY	By:	/s/ WESLEY N. FACH
Title:	Executive Assistant	Title:	Senior Vice President, General Counsel & Secretary
Attest:		COMPUTERSHARE TRUST COMPANY, INC.
By:	/s/ JOHN M. WAHL	By:	/s/ KELLIE GWINN
Title:	Corporate Trust Officer	Title:	Vice President

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AMENDMENT NO. 3 TO RIGHTS AGREEMENT